Exhibit 99.1

Manning & Napier, Inc. Announces Exchange of Units of Manning & Napier Group

FAIRPORT, NY, March 30, 2015 – Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today provided an update regarding its legacy ownership exchange. Pursuant to the existing exchange agreement established during the Company’s initial public offering (“IPO”), the legacy shareholders, consisting of its founder, management team and certain other employees, have the opportunity to exchange on an annual basis a portion of their interests in Manning & Napier Group, LLC. As a result the Company repurchased an aggregate of 3,161,502 Class A units of Manning & Napier Group, LLC for approximately $36.3 million. The price of each Class A unit was $11.49, or the average closing-price of the Class A common stock, for the 15 trading days prior to March 27, 2015, less a 5% discount.

The Company also announced that it has completed the previously disclosed repurchase and retirement of 2,516,352 Class A units of Manning & Napier Group, LLC resulting from 2014 vesting decisions. These shares were acquired at a predetermined cost basis of approximately $1.4 million.

Finally, the Company has announced its intention to issue 1,411,387 million restricted stock and restricted stock unit awards, net of forfeitures, as part of its long-term incentive plan in mid to late April.

As a result of the repurchases and pending share awards in April, the Company expects its adjusted share count to decrease from 88,142,887 to 83,876,420 with the management team now owning approximately 12% percent of the Company.

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income and alternative strategies, as well as a range of blended asset portfolios, such as life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 525 employees as of December 31, 2014.

Contacts

Investor Relations Contact

Brian Schaffer

Prosek Partners

212-279-3115

bschaffer@prosek.com

Public Relations Contact

Shannon Lappin

Manning & Napier, Inc.

585-325-6880

slappin@manning-napier.com

Source Manning & Napier

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